Exhibit 4.2

Execution Version

THIRD AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

THIS THIRD AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) is entered into as of December 27, 2023, by and among TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), the Material Domestic Subsidiaries of the Borrower listed on the signature pages hereto (together with the Borrower, the “Initial Grantors,” and together with any additional Material Domestic Subsidiaries, whether now existing or hereafter formed or acquired which become parties to this Security Agreement from time to time, in accordance with the terms of the Credit Agreement (as defined below), by executing a Security Agreement Supplement hereto in substantially the form of Annex I hereto, the “Grantors”), and JPMORGAN CHASE BANK, N.A., a national banking association, in its capacity as administrative agent (the “Administrative Agent”) for itself and for the Secured Parties (as defined in the Credit Agreement identified below).

PRELIMINARY STATEMENT

WHEREAS, the Borrower, the Administrative Agent and the Lenders are entering into an Amendment No. 3 (the “Amendment”) to that certain Second Amended and Restated Credit Agreement, dated as of June 29, 2022 (the “Existing Credit Agreement”), by and among the Borrower, the Administrative Agent, the lenders party thereto from time to time and, after giving effect to the Amendment, the other Loan Parties from time to time party thereto (as the Existing Credit Agreement is to be so amended, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Credit Agreement, among other things, provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to the Borrower;

WHEREAS, as a condition precedent to the effectiveness of the Existing Credit Agreement, the Grantors entered into the Second Amended and Restated Pledge and Security Agreement, dated as of June 29, 2022, with the Administrative Agent (the “Existing Security Agreement”);

WHEREAS, the Grantors wish to (i) affirm their obligations under the terms of the Existing Security Agreement and (ii) amend and restate the terms of the Existing Security Agreement as set forth herein;

WHEREAS, the Grantors wish to secure (i) the Secured Obligations and (ii) the guarantees provided pursuant to Article X of the Credit Agreement, in each case, pursuant to the terms of this Security Agreement; and

WHEREAS, it is the intent of the parties hereto that this Security Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Security Agreement, but that this Security Agreement amend and restate in its entirety the Existing Security Agreement and re-evidence the obligations and liabilities of each Grantor outstanding thereunder, which shall be set forth in accordance with the terms hereof.

ACCORDINGLY, the Grantors and the Administrative Agent, on behalf of the Secured Parties, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2. Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the first paragraph hereof and in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Amendment” shall have the meaning set forth in Section 4.4 of this Security Agreement.

“Applicable IP Office” means the United States Patent and Trademark Office or the United States Copyright Office.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Closing Date” means December 27, 2023.

“Collateral” shall have the meaning set forth in Article II.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Deposit Account” shall have the meaning set forth in Section 7.1(a).

“Collateral Report” means any certificate (including any Borrowing Base Certificate), report or other document delivered by any Grantor to the Administrative Agent or any Lender with respect to the Collateral pursuant to any Loan Document.

“Collection Account” shall have the meaning set forth in Section 7.1(b).

“Commercial Tort Claims” means those commercial tort claims of the Grantors described on Exhibit G.

“Confirmatory Grant” shall have the meaning set forth in Section 3.10(e).

“Control” shall have the meaning set forth in Article 8 of the UCC or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask works, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Agreement” shall have the meaning set forth in the recitals of this Security Agreement.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Grantor, a banking institution holding such Grantor’s funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by such Grantor with such banking institution.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Excluded Assets” shall have the meaning set forth in the Credit Agreement.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Existing Security Agreement” shall have the meaning set forth in the recitals of this Security Agreement.

“Farm Products” shall have the meaning set forth in Article 9 of the UCC.

“Fixtures” shall have the meaning set forth in Article 9 of the UCC.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Indemnitees” shall have the meaning set forth in Section 8.19 of this Security Agreement.

“Industrial Designs” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to registered industrial designs and industrial design applications.

“Insolvency Event” shall have the meaning set forth in Section 8.21 of this Security Agreement.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Intercompany Indebtedness” shall have the meaning set forth in Section 8.21 of this Security Agreement.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Industrial Designs, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, fees, other payments and proceeds at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property throughout the world, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right throughout the world.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“Lenders” means the lenders party to the Credit Agreement and their successors and assigns.

“Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“Lock Boxes” shall have the meaning set forth in Section 7.1(a).

“Lock Box Agreement” shall have the meaning set forth in Section 7.1(a).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors constituting Collateral, whether or not physically delivered to the Administrative Agent pursuant to this Security Agreement.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Grantor, a financial institution, securities intermediary or other Person holding such Grantor’s securities or maintaining a securities account for such Grantor, and the Administrative Agent with respect to collection and control of all securities, balances and other assets held in a securities account maintained by such Grantor with such securities intermediary.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Security Agreement Supplement” shall mean any Security Agreement Supplement to this Security Agreement in substantially the form of Annex I hereto executed by an entity that becomes a Grantor under this Security Agreement after the date hereof.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Stock Rights” means any securities, dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trade Secrets” mean all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to proprietary, confidential and/or non-public information, however documented, including but not limited to confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and all other trade secrets.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any other Secured Party’s Lien on any Collateral.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

REAFFIRMATION AND GRANT OF SECURITY INTEREST

Each Grantor party to the Existing Security Agreement reaffirms the security interest granted under the terms and conditions of the Existing Security Agreement and agrees that such security interest (including, without limitation, any filings made in connection therewith) remains in full force and effect and is hereby ratified, reaffirmed and confirmed. Each Grantor party to the Existing Security Agreement acknowledges and agrees with the Administrative Agent that the Existing Security Agreement is amended, restated and superseded in its entirety pursuant to the terms hereof.

Each Grantor hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or in which any Grantor otherwise has rights, or hereafter acquired by or arising in favor of such Grantor (including under any trade name or derivations thereof), and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all Intellectual Property;

(iv)	all Documents;

(v)	all Equipment;

(vi)	all Fixtures;

(vii)	all General Intangibles;

(viii)	all Goods;

(ix)	all Instruments;

(x)	all Inventory;

(xi)	all Investment Property;

(xii)	all cash or cash equivalents;

(xiii)	all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(xiv)	all Deposit Accounts with any bank, financial institution or other Person;

(xv)	all Commercial Tort Claims;

(xvi)	all Farm Products; and

(xvii)

all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

to secure the prompt and complete payment and performance of the Secured Obligations; provided, however, that anything contained herein or in any financing statement filed in connection herewith to the contrary notwithstanding, the Collateral will not include the Excluded Assets; provided, further, notwithstanding anything to the contrary contained herein, this Security Agreement shall not constitute a grant of a Lien or security interest in more than the Applicable Pledge Percentage of any Subsidiary. For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an assignment of intellectual property rights owned by the Grantors.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants, and each Grantor that becomes a party to this Security Agreement pursuant to the execution of a Security Agreement Supplement represents and warrants (after giving effect to supplements, if any, to each of the Exhibits hereto with respect to such Grantor as attached to such Security Agreement Supplement), to the Administrative Agent and the Secured Parties that:

3.1. Title, Authorization, Validity, Enforceability, Perfection and Priority. As of the Closing Date, such Grantor has good and valid rights in or the power to transfer the Collateral owned by it and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full corporate, limited liability company or partnership, as applicable, power and authority to grant to the Administrative Agent the security interest in the Collateral pursuant hereto. The execution and delivery by such Grantor of this Security Agreement has been duly authorized by proper corporate, limited liability company, limited partnership or partnership, as applicable, proceedings of such Grantor, and this Security Agreement constitutes a legal valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all Collateral it now owns or hereafter acquires, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing. When financing statements have been filed in the appropriate offices against such Grantor in the locations listed on Exhibit H as of the Closing Date, the Administrative Agent will have a fully perfected first priority security interest in that Collateral of such Grantor in which a security interest may be perfected by filing, subject only to Liens permitted under Section 4.1(e).

3.2. Type and Jurisdiction of Organization, Organizational and Identification Numbers. As of the Closing Date, the type of entity of such Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Exhibit A.

3.3. Principal Location. Such Grantor’s mailing address, principal place of business and the location of its chief executive office as of the Closing Date, is disclosed in Exhibit A.

3.4. Collateral Locations. All of such Grantor’s locations where Collateral with a value in excess of $50,000 at any single location is located as of the Closing Date are listed on Exhibit A. All of said locations are owned by such Grantor except for locations (a) which are leased by such Grantor as lessee and designated in Part VII(b) of Exhibit A and (b) at which Inventory with a value in excess of $50,000 at any single location is held in a public warehouse, with a third party processor or is otherwise held by a bailee or on consignment as designated in Part VII(c) of Exhibit A.

3.5. Deposit Accounts. All of such Grantor’s Deposit Accounts as of the Closing Date are listed on Exhibit B.

3.6. Exact Names. On the Closing Date, such Grantor’s name in which it has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. Such Grantor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition.

3.7. Letter-of-Credit Rights and Chattel Paper. Exhibit C lists as of the Closing Date all Letter-of-Credit Rights and Chattel Paper of such Grantor with a value in excess of $1,000,000.

3.8. Accounts and Chattel Paper.

(a) The names of the obligors, amounts owing, due dates and other information with respect to its Accounts and Chattel Paper are and will be correctly stated in all material respects in all records of such Grantor relating thereto and in all invoices and Collateral Reports with respect thereto furnished to the Administrative Agent by such Grantor from time to time at the Administrative Agent’s reasonable request. As of the time when each Account or each item of Chattel Paper arises, such Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

(b) With respect to its Accounts, except as specifically disclosed on the most recent Collateral Report, (i) all Accounts are Eligible Accounts (except to the extent such eligibility criteria is to be determined by the satisfaction of the Administrative Agent); (ii) all Accounts represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of such Grantor’s business and are not evidenced by a judgment, Instrument or Chattel Paper; (iii) such Accounts are not subject to any setoffs, claims or disputes, (iv) such Grantor has not made any agreement with any Account Debtor for any extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom, except, in any case, in the ordinary course of its business; (v) such Grantor has not received any notice of proceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in such Account Debtor’s financial condition, to the extent such material adverse change could reasonably impact any material portion of the Eligible Accounts; and (vi) no Responsible Officer of such Grantor has knowledge that any Account Debtor has become insolvent or is generally unable to pay its debts as they become due.

(c) In addition, with respect to its Accounts included in any Collateral Report, except as specifically disclosed or as specifically designated as non-Eligible Accounts on the most recent Collateral Report and as of the date thereof, (i) the amounts shown on all invoices and statements with respect thereto are actually and absolutely owing to such Grantor as indicated thereon and are not in any way contingent; (ii) no payments have been or shall be made thereon except payments promptly delivered to a Lock Box or a Collection Account as required pursuant to Section 7.1 hereof; and (iii) to such Grantor’s knowledge, all Account Debtors have the capacity to contract.

3.9. Inventory. With respect to any of its Inventory scheduled or listed on the most recent Collateral Report, except as specifically disclosed in the most recent Collateral Report, (a) such Inventory (other than Inventory in transit and Inventory located at a third party processor or warehouse where less than $50,000 of the Inventory of the Grantors is located) is located at one of such Grantor’s locations set forth on Exhibit A (as may be updated from time to time in accordance with Section 4.1(i)), (b) such Grantor has good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any Lien or security interest or document whatsoever except for Liens permitted under Section 4.1(e), (c) such Inventory is Eligible Inventory (except to the extent such eligibility criteria is to be determined by the satisfaction of the Administrative Agent) of good and merchantable quality, free from material defects, (d) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or disposition of that Inventory or the payment of any monies to any third party upon such sale or other disposition (other than royalties incurred in the ordinary course of such Grantor’s business pursuant to the sale of such Inventory under the applicable current licensing agreement), (e) such Inventory has been produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder and (f) the completion of manufacture, sale or other disposition of such Inventory by the Administrative Agent following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which such Grantor is a party or to which such property is subject.

3.10. Intellectual Property.

(a) Exhibit D contains a complete and accurate listing as of the Closing Date of the following Intellectual Property such Grantor owns or licenses: (i) Intellectual Property that is registered or subject to applications for registration in the United States and (ii) Internet Domain Names, separately identifying that owned and licensed to such Grantor and including for each of the foregoing items (A) the owner, (B) the title, (C) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (D) as applicable, the registration or application number and registration or application date and (E) any IP Licenses or other rights (including franchises) granted by such Grantor with respect thereto. Such Grantor owns directly or is entitled to use, by license or otherwise, all Material Intellectual Property. All of the U.S. registrations, applications for registration or applications for issuance of Intellectual Property set forth on Exhibit D are recorded (or in the process of being recorded) in the name of such Grantor.

(b) On the Closing Date, all Material Intellectual Property owned by such Grantor is valid, in full force and effect, subsisting, unexpired and enforceable, and no Material Intellectual Property has been abandoned. None of the following shall limit or impair the ownership, use, validity or enforceability of, or any rights of such Grantor in, any Material Intellectual Property: (i) the consummation of the transactions contemplated by any Loan Documents or (ii) any holding, decision, judgment or order rendered by any Governmental Authority. There are no pending or threatened in writing actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes challenging the ownership, use, validity, enforceability of, or such Grantor’s rights in, any Material Intellectual Property of such Grantor. To the knowledge of a Responsible Officer of such Grantor, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Intellectual Property of such Grantor to the extent such infringement, misappropriation, dilution, violation or other impairment could reasonably be expected to have a Material Adverse Effect.

(c) Such Grantor has taken or caused to be taken steps so that none of its Material Intellectual Property, the value of which to such Grantor is contingent upon maintenance of the confidentiality thereof, has been disclosed by such Grantor to any Person other than employees, contractors, customers, representatives and agents of such Grantor who are parties to customary confidentiality and nondisclosure agreements with such Grantor. To the knowledge of such Grantor, each employee and contractor of such Grantor involved in development or creation of any Material Intellectual Property has assigned (or will assign upon separation) any and all inventions and ideas of such Person in and to such Material Intellectual Property to such Grantor.

(d) No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by such Grantor or exist to which such Grantor is bound that adversely affect its rights to own or use any Intellectual Property except as could not be reasonably expected to result in a Material Adverse Effect, in each case individually or in the aggregate.

(e) This Security Agreement is effective to create a valid and continuing Lien on such Grantor’s Intellectual Property and, upon filing with the Applicable IP Office of the Confirmatory Grant of Security Interest in Copyrights, the Confirmatory Grant of Security Interest in Patents and the Confirmatory Grant of Security Interest in Trademarks (each, a “Confirmatory Grant”), and the filing of appropriate financing statements in the jurisdictions listed in Exhibit H hereto, all action necessary or desirable to protect and perfect the security interest in, to and on such Grantor’s U.S. Patents, Trademarks, Copyrights and IP Licenses have been taken.

3.11. Filing Requirements. As of the Closing Date, none of the Equipment owned by such Grantor is covered by any certificate of title, except for motor vehicles. As of the Closing Date, none of the Collateral owned by it is of a type for which security interests or liens may be perfected by filing under any federal statute except for (a) motor vehicles and (b) U.S. Patents, Trademarks and Copyrights held by such Grantor and described in Exhibit D. The address of each property on which any Fixtures owned by such Grantor as of the Closing Date are located is set forth in Exhibit E together with the name and address of the record owner of each such property.

3.12. No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated (by a filing authorized by the secured party in respect thereof) naming such Grantor as debtor has been filed or is of record in any jurisdiction except for financing statements or security agreements (a) naming the Administrative Agent on behalf of the Secured Parties as the secured party and (b) in respect to other Liens permitted under Section 6.01 of the Credit Agreement.

3.13. Pledged Collateral.

(a) Exhibit F sets forth a complete and accurate list of all Pledged Collateral owned by such Grantor as of the Closing Date. Such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit F as being owned by it, free and clear of any Liens, except for any Liens permitted by Section 4.1(e). Such Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Administrative Agent representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Administrative Agent so that the Administrative Agent may take steps to perfect its security interest therein as a General Intangible, (iii) all Pledged Collateral held by a securities intermediary is covered by a Securities Account Control Agreement pursuant to which the Administrative Agent has Control and (iv) all Pledged Collateral which represents Indebtedness owed to such Grantor has been duly authorized, authenticated or issued and, if the value of such Pledged Collateral is in excess of $100,000, has been delivered to the Administrative Agent.

(b) In addition, (i) none of the Pledged Collateral owned by it has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) no options, warrants, calls or commitments of any character whatsoever (A) exist relating to such Pledged Collateral or (B) obligate the issuer of any Equity Interest included in the Pledged Collateral to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice or filing with, any Governmental Authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Security Agreement or for the execution, delivery and performance of this Security Agreement by such Grantor, or for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Security Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(c) Except as set forth in Exhibit F, such Grantor owns 100% of the issued and outstanding Equity Interests which constitute Pledged Collateral owned by it and none of the Pledged Collateral which represents Indebtedness owed to such Grantor is subordinated in right of payment to other Indebtedness or subject to the terms of an indenture.

ARTICLE IV

COVENANTS

From the date of this Security Agreement and thereafter until this Security Agreement is terminated pursuant to the terms hereof, each Grantor party hereto as of the date hereof agrees, and from and after the effective date of any Security Agreement Supplement applicable to any Grantor (and after giving effect to supplements, if any, to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement) and thereafter until this Security Agreement is terminated pursuant to the terms hereof, each such additional Grantor agrees that:

4.1. General.

(a) Collateral Records. Such Grantor will maintain all books of record and accounts in accordance with GAAP with respect to the Collateral owned by it, and furnish to the Administrative Agent, with sufficient copies for each of the Lenders, such reports relating to such Collateral as the Administrative Agent shall from time to time reasonably request.

(b) Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all financing statements and other documents and take such other actions as may from time to time reasonably be requested by the Administrative Agent in order to maintain a first priority perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor, subject to Liens permitted under Section 6.01 of the Credit Agreement. Any financing statement filed by the Administrative Agent may be filed in any filing office in any UCC jurisdiction and may (i) indicate such Grantor’s Collateral (A) as all assets of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (B) by any other description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor, and (B) in the case of a financing statement filed as a fixture filing or indicating such Grantor’s Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Such Grantor also agrees to furnish any such information described in the foregoing sentence to the Administrative Agent promptly upon request. Such Grantor also ratifies its authorization for the Administrative Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c) Further Assurances. Such Grantor also agrees to take any and all commercially reasonable actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Administrative Agent in its Collateral and the priority thereof against any Lien not expressly permitted by Section 6.01 of the Credit Agreement.

(d) Disposition of Collateral. Such Grantor will not sell, lease or otherwise Dispose of the Collateral owned by it except for Dispositions specifically permitted pursuant to Section 6.04 of the Credit Agreement; provided that sales or leases of Inventory in the ordinary course of business shall be permitted during the continuance of an Event of Default only until such time as the Grantor shall receive notice from the Administrative Agent instructing such Grantor to cease such transactions.

(e) Liens. Such Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the security interest created by this Security Agreement, and (ii) other Liens permitted under Section 6.01 of the Credit Agreement.

(f) Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except for financing statements (i) naming the Administrative Agent on behalf of the Secured Parties as the secured party, and (ii) in respect to other Liens permitted under Section 6.01 of the Credit Agreement. Such Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

(g) Locations. Such Grantor will not (i) maintain any Collateral with a value in excess of $500,000 owned by it at any location other than those locations listed on Exhibit A (as may be updated pursuant to Section 4.1(i) below), or (ii) change its principal place of business or chief executive office from the location identified on Exhibit A, other than as permitted by this Agreement.

(h) Reserved.

(i) Updating Exhibits to Security Agreement. The Borrower will provide to the Administrative Agent, concurrently with the delivery of the compliance certificate delivered as required by Section 5.04(e) of the Credit Agreement, updated versions of the Exhibit A, B, D, E, F and G to this Security Agreement and updated disclosures relating to Section 4.10 of this Security Agreement (provided that if there have been no changes to any such Exhibits or disclosures, as applicable, since the previous updating thereof required hereby, the Borrower shall indicate that there has been “no change” to the applicable Exhibit(s) or disclosures, as applicable).

4.2. Receivables.

(a) Certain Agreements on Receivables. Such Grantor will not make or agree to make any material discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof (other than a Permitted Receivables Related Asset), except that, prior to the occurrence and continuation of an Event of Default, such Grantor may reduce the amount owing on any Receivable arising from the sale of Inventory or the rendering of services in accordance with its present policies and in the ordinary course of business (or as otherwise permitted by the Credit Agreement).

(b) Collection of Receivables. Except as otherwise provided in this Security Agreement, such Grantor will collect and enforce, at such Grantor’s sole expense, all amounts as and when due to such Grantor under the Receivables owned by it.

(c) Delivery of Invoices. Such Grantor will deliver to the Administrative Agent immediately upon its request after the occurrence and during the continuation of an Event of Default duplicate invoices with respect to each Account owned by it bearing such language of assignment as the Administrative Agent shall specify.

(d) Reserved.

(e) Electronic Chattel Paper. Such Grantor shall disclose to the Administrative Agent all electronic chattel paper with a value in excess of $100,000 in the next Compliance Certificate required to be delivered under the Credit Agreement and, promptly after the Administrative Agent’s request, take all steps necessary to grant the Administrative Agent Control of all such electronic chattel paper with a value in excess of $100,000 in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

4.3. Inventory and Equipment.

(a) Maintenance of Goods. Such Grantor will do all things necessary to maintain, preserve, protect and keep its Inventory and the Equipment in good repair and working and saleable condition, except for damaged or defective goods arising in the ordinary course of such Grantor’s business and except for ordinary wear and tear and casualty in respect of the Equipment.

(b) Returned Inventory. In the event any Account Debtor returns Inventory to such Grantor when an Event of Default exists, such Grantor, upon the request of the Administrative Agent, shall: (i) hold the returned Inventory in trust for the Administrative Agent; (ii) segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to the Administrative Agent’s written instructions; and (iv) not issue any credits or allowances with respect thereto without the Administrative Agent’s prior written consent. All returned Inventory shall be subject to the Administrative Agent’s Liens thereon. Whenever any Inventory is returned, the related Account shall be deemed ineligible to the extent of the amount owing by the Account Debtor with respect to such returned Inventory and such returned Inventory shall not be Eligible Inventory (unless the same is undamaged and able to be resold in the ordinary course of business).

(c) Inventory Count. Such Grantor will conduct a physical count of its Inventory at least once per fiscal year (beginning with the 2024 fiscal year), and after and during the continuation of an Event of Default, at such other times as the Administrative Agent requests. Such Grantor, at its own expense, shall deliver to the Administrative Agent the results of each physical verification, which such Grantor has made, or has caused any other Person to make on its behalf, of all or any portion of its Inventory.

(d) Equipment. Such Grantor shall not permit any Equipment to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Administrative Agent does not have a Lien. Such Grantor will not, without the Administrative Agent’s prior written consent, alter or remove any identifying symbol or number on any of such Grantor’s Equipment constituting Collateral.

4.4. Delivery of Instruments, Securities, Chattel Paper and Documents. Such Grantor will (a) except to the extent otherwise expressly provided in the Credit Agreement, deliver to the Administrative Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper and Instruments in excess of $500,000 and all, Securities (to the extent certificated) constituting Collateral owned by it (if any then exist), (b) hold in trust for the Administrative Agent upon receipt and promptly thereafter deliver to the Administrative Agent any such Chattel Paper, Securities and Instruments constituting Collateral, (c) upon the Administrative Agent’s request after the occurrence and continuance of an Event of Default, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and promptly deliver to the Administrative Agent) any Document evidencing or constituting Collateral and (d) promptly upon the

Administrative Agent’s request, deliver to the Administrative Agent a duly executed amendment to this Security Agreement, in the form of Exhibit I hereto (the “Amendment”), pursuant to which such Grantor will pledge such additional Collateral. Such Grantor hereby authorizes the Administrative Agent to attach each Amendment to this Security Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

4.5. Uncertificated Pledged Collateral. Such Grantor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Security Agreement. With respect to any Pledged Collateral owned by it, such Grantor will take any actions reasonably requested by the Administrative Agent to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Pledged Collateral, to cause the Administrative Agent to have and retain Control over such Pledged Collateral. Without limiting the foregoing, such Grantor will, with respect to any such Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a Securities Account Control Agreement giving the Administrative Agent Control.

4.6. Pledged Collateral.

(a) Changes in Capital Structure of Issuers. Except in each case as permitted in the Credit Agreement, such Grantor will not (i) permit or suffer any issuer of an Equity Interest constituting Pledged Collateral owned by it to dissolve, merge, liquidate, retire any of its Equity Interests or other Instruments or Securities evidencing ownership, reduce its capital, sell or encumber all or substantially all of its assets (except for Permitted Liens and Dispositions permitted pursuant to Section 4.1(d)) or merge or consolidate with any other entity, or (ii) vote any such Pledged Collateral owned by such Grantor in favor of any of the foregoing.

(b) Issuance of Additional Securities. Except in each case as permitted in the Credit Agreement, such Grantor will not permit or suffer the issuer of an Equity Interest constituting Pledged Collateral owned by it to issue additional Equity Interests, any right to receive the same or any right to receive earnings, except to such Grantor.

(c) Registration of Pledged Collateral. Such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Administrative Agent or its nominee at any time at the option of the Required Lenders following the occurrence and during the continuation of an Event of Default and without any further consent of such Grantor.

(d) Exercise of Rights in Pledged Collateral.

(i) Without in any way limiting the foregoing and subject to clause (ii) below, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Security Agreement, the Credit Agreement or any other Loan Document; provided however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Administrative Agent in respect of such Pledged Collateral.

(ii) Such Grantor will permit the Administrative Agent or its nominee at any time during the occurrence of an Event of Default, upon prior notice to such Grantor, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof and, to the extent applicable, to be applied in accordance with the Credit Agreement; provided that, so long as no Event of Default shall have occurred and be continuing, such Grantor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral constituting Collateral of such Grantor and may receive and retain any and all dividends and distributions or interest paid in respect thereof to the extent otherwise permitted under the Credit Agreement.

(iii) Such Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of the Credit Agreement other than any of the following distributions and payments (collectively referred to as the “Excluded Payments”): (A) dividends and interest paid or payable other than in cash in respect of such Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral; (B) dividends and other distributions paid or payable in cash in respect of such Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of an issuer; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, such Pledged Collateral; provided however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Security Agreement.

(iv) All Excluded Payments in respect of any Pledged Collateral owned by such Grantor, whenever paid or made, shall be delivered to the Administrative Agent to hold as Pledged Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Grantor, and be forthwith delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(e) Interests in Limited Liability Companies and Limited Partnerships. Such Grantor agrees that no ownership interests in a limited liability company or a limited partnership which are included within the Collateral owned by such Grantor shall at any time constitute a Security under Article 8 of the UCC of the applicable jurisdiction.

4.7. Intellectual Property.

(a) After any change to Exhibit D (or the information required to be disclosed thereon), such Grantor shall provide the Administrative Agent notification thereof in the next Compliance Certificate required to be delivered under the Credit Agreement and the respective Confirmatory Grant as described in this Section 4.7 and any other documents that Administrative Agent reasonably requests with respect thereto.

(b) Such Grantor shall (i) (A) continue to use each Trademark included in the Material Intellectual Property (“Material Trademark”) in order to maintain such Material Trademark in full force and effect with respect to each class of goods for which such Material Trademark is currently used, free from any claim of abandonment for non-use, (B) maintain standards of quality of products and services offered under such Material Trademark in accordance with reasonable business practices, (C) use such Material Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law and (D) not adopt or use any other Trademark that is confusingly similar or a colorable imitation of such Material Trademark unless Administrative Agent shall obtain a perfected security interest in such other Trademark pursuant to this Security Agreement and (ii) not do any act or omit to do any act whereby (A) such Material Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (B) any Patent included in the Material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (C) any portion of the Copyrights included in the Material Intellectual Property may become invalidated, otherwise impaired or fall into the public domain or (D) any Trade Secret that is Material Intellectual Property may become publicly available or otherwise unprotectable; provided that no Grantor shall be required to preserve any such patents, copyrights, trademarks and trade names if such Grantor acting in good faith reasonably determines that the preservation thereof is no longer desirable in the conduct of such Grantor’s business and such failure to so preserve is not materially adverse to the Lenders.

(c) Such Grantor shall promptly notify the Administrative Agent if a Responsible Officer of such Grantor knows that any application or registration relating to any Material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development regarding the validity or enforceability or such Grantor’s ownership of, interest in, right to use, register, own or maintain any Material Intellectual Property, in each case, to the extent such action would reasonably be likely to have a Material Adverse Effect. Such Grantor shall take all actions that are necessary or reasonably requested by the Administrative Agent to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation included in the Material Intellectual Property; provided that no Grantor shall be required to preserve any such Material Intellectual Property if such Grantor acting in good faith reasonably determines that the preservation thereof is no longer desirable in the conduct of such Grantor’s business and such failure to so preserve is not materially adverse to the Lenders.

(d) Such Grantor shall not do any act to infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person where such act could reasonably be expected to have a Material Adverse Effect. In the event that any Material Intellectual Property of such Grantor is being infringed, misappropriated, diluted, violated or otherwise impaired by a third party, such Grantor shall promptly take such actions as such Grantor determines in its reasonable business judgment are necessary to prevent such infringement, misappropriation, dilution, violation or other impairment.

(e) Such Grantor shall execute and deliver to the Administrative Agent the respective Confirmatory Grant for all Copyrights, Trademarks and Patents of such Grantor, which shall be in form and substance acceptable to the Administrative Agent and suitable for filing in the Applicable IP Office.

4.8 Commercial Tort Claims. Each commercial tort claim (as defined in the UCC) in excess of $1,000,000 owned by such Grantor is described in Exhibit G. Such Grantor shall promptly notify, pursuant to each compliance certificate provided to the Administrative Agent pursuant to Section 5.04(e) of the Credit Agreement, the Administrative Agent of any commercial tort claim (as defined in the UCC) in excess of $1,000,000 acquired by it and, unless the Administrative Agent otherwise consents, such Grantor shall enter into an amendment to this Security Agreement, in the form of Exhibit I hereto, granting to Administrative Agent a first priority security interest in such commercial tort claim.

4.9. Letter-of-Credit Rights. If such Grantor is or becomes the beneficiary of a letter of credit, it shall promptly notify, pursuant to each compliance certificate provided to the Administrative Agent pursuant to Section 5.04(e) of the Credit Agreement, the Administrative Agent thereof and, if requested by the Administrative Agent, cause the issuer and/or confirmation bank in excess of $1,000,000 to (a) consent to the assignment of any Letter-of-Credit Rights to the Administrative Agent and (b) agree to direct all payments thereunder to a Deposit Account at the Administrative Agent or subject to a Deposit Account Control Agreement for application to the Secured Obligations, in accordance with the Credit Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.

4.10. Federal, State or Municipal Claims. Such Grantor will promptly notify the Administrative Agent pursuant to each compliance certificate provided to the Administrative Agent pursuant to Section 5.04(e) of the Credit Agreement of any Collateral owned by such Grantor which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof in excess of $500,000, the assignment of which claim is restricted by federal, state or municipal law.

4.11. No Interference. Such Grantor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies.

4.12. Insurance.

(a) In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, such Grantor shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by such Loan Party within a “Special Flood Hazard Area”) in such amounts as may be required by applicable law.

(b) All insurance policies required hereunder and under Section 5.02 of the Credit Agreement shall name the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) as an additional insured or as lender loss payee, as applicable, and shall contain lender loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent.

(c) All premiums on any such insurance shall be paid when due by such Grantor, and promptly after request of the Administrative Agent, copies of the policies delivered to the Administrative Agent. If such Grantor fails to obtain or maintain any insurance as required by this Section, the Administrative Agent may obtain such insurance at the Borrower’s expense if Borrower fails to obtain within 2 Business Days after written notice from the Administrative Agent. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from such Grantor’s failure to maintain such insurance or pay any premiums therefor.

4.13. Reserved.

4.14. Deposit Account Control Agreements. Such Grantor will provide to the Administrative Agent a Deposit Account Control Agreement duly executed on behalf of each bank, financial institution or other Person holding a Deposit Account (other than any Deposit Account that is an Excluded Asset or unless otherwise agreed by the Administrative Agent) of such Grantor as set forth in this Security Agreement.

4.15. Change of Name or Location; Change of Fiscal Year. Such Grantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, or principal place of business, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least thirty (30) days prior written notice of such change and the Administrative Agent shall have acknowledged in writing that either (i) such change will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (ii) any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of the Secured Parties, in any Collateral).

ARTICLE V

REMEDIES

5.1. Reserved.

5.2. Remedies.

(a) Upon the occurrence of an Event of Default, the Administrative Agent may, and with the concurrence or at the direction of the Required Lenders shall, exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document; provided that, this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the other Secured Parties prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii) give notice of sole control or any other instruction under any Deposit Account Control Agreement, Securities Account Control Agreement or any other control agreement and take any action therein with respect to such Collateral;

(iv) without notice (except as specifically provided in Section 8.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable; and

(v) concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof.

(b) The Administrative Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

(d) Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and the other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(e) If, after the Credit Agreement has terminated by its terms and all of the other Secured Obligations have been Paid in Full, there remain outstanding Swap Obligations or Banking Services Obligations, the Required Lenders may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any Swap Obligations or Banking Services Obligations to the extent the Liens hereunder shall not otherwise have been released or terminated in accordance with the terms of the Credit Agreement.

(f) Notwithstanding the foregoing, neither the Administrative Agent nor any other Secured Party shall be required to (i) make any demand upon, or pursue or exhaust any of its rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(g) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.3. Grantor’s Obligations Upon Event of Default. Upon the request of the Administrative Agent after the occurrence of an Event of Default, each Grantor will:

(a) assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places specified by the Administrative Agent, whether at such Grantor’s premises or elsewhere;

(b) permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay such Grantor for such use and occupancy;

(c) prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and furnish to the Administrative Agent, or cause an issuer of Pledged Collateral to furnish to the Administrative Agent, any information regarding the Pledged Collateral in such detail as the Administrative Agent may reasonably specify; and

(d) take commercially reasonably actions, or cause an issuer of Pledged Collateral to take, commercially reasonably actions to register or qualify the Pledged Collateral to enable the Administrative Agent to consummate a public sale or other disposition of the Pledged Collateral.

5.4. Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent, during the continuance of an Event of Default, to exercise the rights and remedies under this Article V at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral), and for no other purpose, each Grantor hereby (a) grants to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, an irrevocable, nonexclusive worldwide license (exercisable without payment of royalty or other compensation to any Grantor), including in such license the right to use, license, sublicense or practice any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Administrative Agent may, during the continuance of an Event of Default, sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may (but shall have no obligation to) finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1. Account Verification. The Administrative Agent may at any time after the occurrence of an Event of Default, in the Administrative Agent’s own name, in the name of a nominee of the Administrative Agent, or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of any such Grantor, parties to contracts with any such Grantor and obligors in respect of Instruments of any such Grantor to verify with such Persons, to the Administrative Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

6.2. Authorization for Administrative Agent to Take Certain Action.

(a) Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file any financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (ii) in the case of any Intellectual Property owned by or licensed to such Grantor, execute, deliver and have recorded any document that the Administrative Agent may request to evidence, effect, publicize or record the Administrative Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Administrative Agent Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in the Credit Agreement, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens that are permitted under Section 4.1(e)), (vii) to demand payment or enforce payment of the Receivables in the name of the Administrative Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (viii) to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (ix) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (x) to settle, adjust, compromise, extend or renew the Receivables, (xi) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xii) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xiii) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xiv) to change the address for delivery of mail addressed to such Grantor to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, (xv) to endorse and collect any cash proceeds of the Collateral, (xvi) [reserved] and (xvii) to do all other acts and things necessary to carry out this Security Agreement; and such Grantor agrees to reimburse the Administrative Agent in accordance with the provisions of the Credit Agreement for any reasonable and documented, ot-of-pocket expense incurred by the Administrative Agent in connection with any of the foregoing; provided that, this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

(b) All lawful acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, under this Section 6.2 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent agrees that, except for the powers granted in Section 6.2(a)(i) – (iv) and Section 6.2(a)(xvii), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing.

6.3. Proxy. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE ANY OF THE PLEDGED COLLATERAL IN ACCORDANCE WITH THE PROVISIONS OF SECTION 4.6(D) OF THIS SECURITY AGREEMENT, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY OF THE PLEDGED COLLATERAL IN ACCORDANCE WITH SECTION 4.6(D) OF THIS SECURITY AGREEMENT, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF ANY OF THE PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS IN ACCORDANCE WITH SECTION 4.6(D) OF THIS SECURITY AGREEMENT). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY OF THE PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE OF AN EVENT OF DEFAULT.

6.4. Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NONE OF THE ADMINISTRATIVE AGENT, ANY LENDER, ANY OTHER SECURED PARTY, ANY OF THEIR AFFILIATES, OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES FOUND BY A FINAL,

NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE PRIMARILY RESULTED FROM SUCH PARTY’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (OR MATERAL BREACH OF ITS EXPRESS OBLIGATIONS UNDER THE LOAN DOCUMENTS DETERMINED PURSUANT TO A CLAIM INITIATED BY THE BORROWER) IN PERFORMING ITS ACTIVITIES OR FURNISHING ITS SERVICES UNDER THIS SECURITY AGREEMENT; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII

COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS

7.1. Collection of Receivables.

(a) On or before the Closing Date, each Grantor shall (i) execute and deliver to the Administrative Agent Deposit Account Control Agreements for each Deposit Account maintained by such Grantor into which all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables will be deposited (each, a “Collateral Deposit Account”), which Collateral Deposit Accounts are identified as such on Exhibit B, and (ii) establish lock box service (the “Lock Boxes”) with the bank(s) set forth in Exhibit B, which Lock Boxes shall be subject to irrevocable lockbox agreements in the form provided by or otherwise reasonably acceptable to the Administrative Agent and shall be accompanied by an acknowledgment by the bank where the Lock Box is located of the Lien of the Administrative Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to the Collection Account (each, a “Lock Box Agreement”). After the Closing Date, each Grantor will comply with the terms of Section 7.2.

(b) Each Grantor shall direct all of its Account Debtors to forward payments directly to Lock Boxes subject to Lock Box Agreements or to a Collateral Deposit Account. The Administrative Agent shall have sole access to the Lock Boxes and Collateral Deposit Accounts during any Cash Dominion Period and each Grantor shall take all actions necessary to grant the Administrative Agent such sole access. If any Grantor should refuse or neglect to notify any Account Debtor to forward payments directly to a Lock Box subject to a Lock Box Agreement or to a Collateral Deposit Account after notice from the Administrative Agent, the Administrative Agent shall, notwithstanding the language set forth in Section 6.2(b) be entitled to make such notification directly to such Account Debtor. If notwithstanding the foregoing instructions, any Grantor receives any proceeds of any Receivables, such Grantor shall receive such payments as the Administrative Agent’s trustee, and shall promptly deposit all cash, checks or other similar payments related to or constituting payments made in respect of Receivables received by it to a Collateral Deposit Account. All funds deposited into any Lock Box subject to a Lock Box Agreement or a Collateral Deposit Account will be swept into one or more collection accounts maintained by the Grantors with the Administrative Agent (collectively, the “Collection Account”). The Administrative Agent shall hold and apply funds received into the Collection Account as provided by the terms of the Credit Agreement.

7.2. Covenant Regarding New Deposit Accounts; Lock Boxes. Before opening or replacing any Collateral Deposit Account or other Deposit Account (other than any Deposit Account which is an Excluded Asset), or establishing a new Lock Box, each Grantor shall cause each bank or financial institution in which it seeks to open (i) a Collateral Deposit Account or other Deposit Account (other than any Deposit Account which is an Excluded Asset), to enter into a Deposit Account Control Agreement with the Administrative Agent in order to give the Administrative Agent Control of such Collateral Deposit Account or other Deposit Account (other than any Deposit Account which is an Excluded Asset) and, with respect to any Collateral Deposit Account, provide for a sweep into the Collection Account, or (ii) a Lock Box, to enter into a Lock Box Agreement with the Administrative Agent in order to give the Administrative Agent Control of the Lock Box and provide for a sweep into the Collection Account. In the case of Deposit Accounts or Lock Boxes maintained with Lenders, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

7.3. Application of Proceeds; Deficiency. All amounts deposited in the Collection Account shall be deemed received by the Administrative Agent in accordance with Section 2.18 of the Credit Agreement and shall, after having been credited to the Collection Account, be applied (and allocated) by Administrative Agent in accordance with the Credit Agreement; provided that, so long as no Cash Dominion Period is then in effect, collections which are received into the Collection Account shall be deposited into the Borrower’s Funding Account rather than being used to reduce amounts owing under the Credit Agreement. The Grantors shall remain liable, jointly and severally, for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by Administrative Agent or any other Secured Party to collect such deficiency.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Waivers. To the extent permitted by law, each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article IX, at least ten days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent or such other Secured Party (or material breach of its express obligations under this Security Agreement as determined pursuant to a claim initiated by the Borrower) as found by a final, non-appealable judgment of a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

8.2. Limitation on Administrative Agent’s and Other Secured Parties’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent to (a) fail to incur expenses deemed significant by the Administrative Agent to prepare the Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (b) fail to obtain third party consents for access to the Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of the Collateral to be collected or disposed of, (c) fail to exercise collection remedies against Account Debtors or other Persons obligated on the Collateral or to remove Liens on or any adverse claims against the Collateral, (d) exercise collection remedies against Account Debtors and other Persons obligated on the Collateral directly or through the use of collection agencies and other collection specialists, (e) advertise dispositions of the Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (g) hire one or more professional auctioneers to assist in the disposition of the Collateral, whether or not the Collateral is of a specialized nature, (h) dispose of the Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (i) dispose of assets in wholesale rather than retail markets, (j) disclaim disposition warranties, such as title, possession or quiet enjoyment, (k) purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of the Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of the Collateral, or (l) the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3. Compromises and Collection of Collateral. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

8.4. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement but has failed to so perform or pay (after the expiration of any applicable grace periods) and the Grantors shall reimburse the Administrative Agent for any reasonable and documented out-of-pocket amounts paid by the Administrative Agent pursuant to this Section 8.4. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable not later than fifteen (15) days after written demand (together with reasonably detailed invoices) therefor.

8.5. Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(d), 4.1(e), 4.4, 4.5, 4.6, 4.7, 5.3, 5.4 or 8.7 or in Article VII will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the other Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Grantors.

8.6. Dispositions Not Authorized. No Grantor is authorized to sell or otherwise Dispose of the Collateral except as set forth in Section 4.1(d) and notwithstanding any course of dealing between any Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise Dispose of the Collateral (except as set forth in Section 4.1(d)) shall be binding upon the Administrative Agent or the other Secured Parties unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Lenders.

8.7. No Waiver; Amendments; Cumulative Remedies. No failure or delay by the Administrative Agent or any other Secured Party in exercising any right or power under this Security Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the other Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Security Agreement or consent to any departure by the Grantors therefrom shall in any event be effective unless in writing signed by the Administrative Agent with the concurrence or at the direction of the Lenders required under Section 9.02 of the Credit Agreement and then only to the extent in such writing specifically set forth; provided that the addition of any Material Domestic Subsidiary as a Grantor hereunder by execution of a Security Agreement Supplement in the form of Annex I (with such modifications as shall be acceptable to the Administrative Agent) shall not require receipt of any consent from or execution of any documentation by any other Grantor party hereto.

8.8. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.9. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof (including a payment effected through exercise of a right of setoff), is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), all as though such payment or performance had not been made. In the event that any payment, or any part thereof (including a payment effected through exercise of a right of setoff), is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the other Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, hereunder.

8.11. Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.12. Taxes and Expenses. Sections 2.17 and 9.03 of the Credit Agreement shall be applicable, mutatis mutandis, to all payments made by any Grantor under this Security Agreement. Any Indemnified Taxes payable or ruled payable by a Federal or State authority in respect of this Security Agreement shall be paid by the Grantors in accordance with the Credit Agreement. The Grantors shall reimburse the Administrative Agent for any and all reasonable and documented out-of-pocket expenses in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral in accordance with the terms, and subject to the limitations contained in, Section 9.03(a) of the Credit Agreement.

8.13. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.14. Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (a) the Credit Agreement has terminated pursuant to its express terms and (b) all of the Secured Obligations have been Paid in Full.

8.15. Entire Agreement. This Security Agreement and the other Loan Documents embody the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Administrative Agent relating to the Collateral.

8.16. CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

8.17. CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY (AND ANY SUCH CLAIMS, CROSS-CLAIMS OR THIRD PARTY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES MAY ONLY) BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGEMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECURITY AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL (I) AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, (II) WAIVE ANY STATUTORY, REGULATORY, COMMON LAW, OR OTHER RULE, DOCTRINE, LEGAL RESTRICTION, PROVISION OR THE LIKE PROVIDING FOR THE TREATMENT OF BANK BRANCHES, BANK AGENCIES, OR OTHER BANK OFFICES AS IF THEY WERE SEPARATE JURIDICAL ENTITIES FOR CERTAIN PURPOSES, INCLUDING UNIFORM COMMERCIAL CODE SECTIONS 4-106, 4-A-105(1)(B), AND 5-116(B), UCP 600 ARTICLE 3 AND ISP98 RULE 2.02 AND URDG 758 ARTICLE 3(A) OR (III) AFFECT WHICH COURTS HAVE OR DO NOT HAVE PERSONAL JURSDICTION OVER ANY ISSUING BANK OR BENEFICIARY OF ANY LETTER OF CREDIT OR ANY ADVISING BANK, NOMINATED BANK OR ASSIGNEE OF PROCEEDS THEREUNDER OR PROPER VENUE WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO SUCH LETTER OF CREDIT WITH, OR AFFECTING THE RIGHTS OF, ANY PERSON NOT A PARTY TO THIS SECURITY AGREEMENT, WHETHER OR NOT SUCH LETTER OF CREDIT CONTAINS ITS OWN JURISDICTION SUBMISSION CLAUSE.

8.18. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.19. Indemnity. Each Grantor hereby agrees, jointly with the other Grantors and severally, to indemnify the Administrative Agent and the Secured Parties, and their respective successors, assigns, agents and employees (the “Indemnitees”), from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature imposed on, incurred by or asserted against the Indemnitees, in any way relating to or arising out of this Security Agreement or any other Loan Document, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent or the Secured Parties or any Grantor, and any claim for patent, trademark or copyright infringement); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct (or material breach of its express obligations under the Loan Documents as determined pursuant to a claim initiated by the Borrower) of such Indemnitee.

8.20. Counterparts. This Security Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Subject to the terms of the Credit Agreement, delivery of an executed counterpart of a signature page of this Security Agreement that is an Electronic Signature (as defined in the Credit Agreement) transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Security Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Security Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

8.21. Subordination of Intercompany Indebtedness. Each Grantor agrees that any and all claims of such Grantor against any other Grantor (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Secured Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations, provided that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing, such Grantor may make loans to and receive payments with respect to such Intercompany Indebtedness from each such Obligor to the extent not prohibited by the terms of this Security Agreement and the other Loan Documents. Notwithstanding any right of any Grantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Grantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties and the Administrative Agent in those assets. No Grantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until this Security Agreement has terminated in accordance with Section 8.14. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Grantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Secured Obligations, due or to become due, until such Secured Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Grantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the termination of this Security Agreement in accordance with Section 8.14, such Grantor shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of the Grantor where necessary), for application to any of the Secured Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Grantor as the property of the Secured Parties. If any such Grantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Grantor agrees that until the termination of this Security Agreement in accordance with Section 8.14, no Grantor will assign or transfer to any Person (other than the Administrative Agent or the Borrower or another Grantor) any claim any such Grantor has or may have against any Obligor.

ARTICLE IX

NOTICES

9.1. Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent in accordance with Section 9.01 of the Credit Agreement.

9.2. Change in Address for Notices. Each of the Grantors, the Administrative Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X

THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the other Secured Parties hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Administrative Agent pursuant to Article VIII of the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII. Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Grantors and the Administrative Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

TREDEGAR CORPORATION, as a Grantor

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	Executive Vice President & CFO

TREDEGAR PERFORMANCE FILMS INC., as a Grantor

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	Vice President

TERPHANE HOLDINGS LLC, as a Grantor

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	Vice President

BONNELL ALUMINUM, INC., as a Grantor

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	Vice President

BONNELL ALUMINUM (NILES), LLC, as a Grantor

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	Vice President

Signature Page to Third Amended and Restated Pledge and Security Agreement

BONNELL ALUMINUM (CORPORATE), INC., as a Grantor

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	Vice President

BONNELL ALUMINUM (CLEARFIELD), INC., as a Grantor

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	Vice President

TREDEGAR SURFACE PROTECTION, LLC, as a Grantor

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	Vice President

TREDEGAR FAR EAST CORPORATION, as a Grantor

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	President

TREDEGAR FILM PRODUCTS (LATIN AMERICA), INC., as a Grantor

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	President

Signature Page to Third Amended and Restated Pledge and Security Agreement

TAC HOLDINGS, LLC, as a Grantor

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	Vice President

BONNELL ALUMINUM (ELKHART), INC., as a Grantor

By:	/s/ D. Andrew Edwards
Name:	D. Andrew Edwards
Title:	Vice President

Signature Page to Third Amended and Restated Pledge and Security Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Michael Mastronikolas
Name:	Michael Mastronikolas
Title:	Vice President

Signature Page to Third Amended and Restated Pledge and Security Agreement